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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Zions Bancorporation (dated March 31, 2006) and to the incorporation by reference therein of our reports dated March 10, 2006, with respect to the consolidated financial statements of Zions Bancorporation, Zions Bancorporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Zions Bancorporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Salt Lake City, Utah
March 27, 2006

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Consent of Independent Registered Public Accounting Firm